Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2010, in Supplement No. 3 to the Prospectus related to the Registration Statement (Form S-11 No. 333-153135) of Bluerock Enhanced Multifamily Trust, Inc. relating to the consolidated financial statements and financial statement schedule for the years ended December 31, 2009 and 2008.

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI
April 20, 2010